RHEOMETRIC SCIENTIFIC, INC.
                       ONE POSSUMTOWN ROAD
                      PISCATAWAY, NJ  08854



                                                  June 1, 1995


Dear Shareholder:

     You are cordially invited to attend the 1995 Annual Meeting of Shareholders of Rheometric Scientific, Inc., to be held on June 22, 1995, at 10:00 a.m. at the Company's headquarters, One Possumtown Road, Piscataway, New Jersey. Your Board of Directors and Management look forward to greeting personally those shareholders able to attend and to respond to any questions you may have concerning your Company.

     The matters to be acted upon at the meeting, as well as other important information, are set forth in the accompanying Notice of Annual Meeting and Proxy Statement which you are urged to review carefully.

     Regardless of your plans for attending in person, it is important that your shares be represented and voted at the meeting. Accordingly, you are requested to complete, sign, date, and return the enclosed proxy card in the enclosed postage paid envelope. Signing this proxy will not prevent you from voting in person should you be able to attend the meeting, but will assure that your vote is counted, if, for any reason, you are unable to attend.

     Your interest and support in the affairs of Rheometric
Scientific are appreciated.

                                   Sincerely,


                                   Robert E. Davis
                                   Chairman of the Board

                   RHEOMETRIC SCIENTIFIC, INC.
                       ONE POSSUMTOWN ROAD
                  PISCATAWAY, NEW JERSEY 08854
                         (908) 560-8550


            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


To:  The Shareholders of Rheometric Scientific, Inc.

     NOTICE IS HEREBY GIVEN that the 1995 Annual Meeting of
Shareholders (the "Annual Meeting") of Rheometric Scientific, Inc. ("RSI") will be held on June 22, 1995, at 10:00 a.m. at RSI's headquarters, One Possumtown Road, Piscataway, New Jersey, to consider and act upon the following proposals:

     1. To elect seven directors to the Board of Directors, each to serve for a one-year term;

     2. To approve the appointment by the Board of Directors of the firm of Coopers & Lybrand L.L.P. as independent auditors of RSI for the fiscal year ending December 31, 1995; and

     3. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     Pursuant to RSI's Bylaws, the Board of Directors has fixed the close of business on May 15, 1995, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only holders of Rheometric Scientific's Common Stock of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

                              By Order of the Board of Directors


                              RICHARD J. GIACCO
                              Secretary
Piscataway, New Jersey
June 1, 1995

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE, SIGN, AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE PAID ENVELOPE PROVIDED TO YOU. YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE TIME IT IS VOTED.

                   RHEOMETRIC SCIENTIFIC, INC.
                       ONE POSSUMTOWN ROAD
                  PISCATAWAY, NEW JERSEY 08854
                         (908) 560-8550


                         PROXY STATEMENT
                 ANNUAL MEETING OF SHAREHOLDERS
                          JUNE 22, 1995

    This Proxy Statement ("Proxy Statement") is being furnished to shareholders of Rheometric Scientific, Inc. (the "Company" or "RSI") in connection with the solicitation by the Board of Directors of RSI of proxies to be used at the annual meeting of shareholders of RSI (the "Annual Meeting") to be held on June 22, 1994, at 10:00 a.m. at the Company's headquarters, One Possumtown Road, Piscataway, New Jersey, and at any adjournments thereof. This Proxy Statement and the accompanying form of proxy are first being mailed to the shareholders of RSI on or about June 1, 1995.

    At the Annual Meeting, shareholders will be asked to (i) elect seven directors to the Board of Directors, each for a one-year term (Proposal 1, see page 4); (ii) approve the appointment of Coopers & Lybrand L.L.P. as independent auditors of RSI for the fiscal year ending December 31, 1995 (Proposal 2, see page 12); and
(iii) transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

    Axess, which currently owns 76.6% of outstanding common stock of the Company ("Common Stock"), intends to vote its shares in favor of all Proposals.

        SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

     Each outstanding share of Common Stock entitles its owner to one vote on all matters as to which a vote is taken at the Annual Meeting. The close of business on May 15, 1995, has been fixed by the Board of Directors of RSI as the record date for determination of shareholders entitled to vote at the Annual Meeting (the "RSI Record Date"). The number of shares of Common Stock issued and outstanding and entitled to vote on the RSI Record Date was 13,161,739. The presence, in person or by proxy, of at least a majority of the shares of Common Stock issued and outstanding and entitled to vote on the RSI Record Date (6,580,870 shares) is necessary to constitute a quorum at the Annual Meeting. The affirmative vote of the holders of at least a majority of the votes cast by the holders of Common Stock entitled to vote at the Annual Meeting is required for the approval of all matters other than the election of directors. Abstentions and broker non-votes are not included as votes cast and accordingly will be excluded from the total number of votes upon which a majority is based. Thus, votes to abstain and broker non-votes will have no effect on the vote tabulation for such proposals. Directors shall be elected by a plurality vote of the outstanding shares of Common Stock present and entitled to vote at the Annual Meeting. According to the Company's Bylaws, unless otherwise provided by the New Jersey Business Corporation Act or the Company's Certificate of Incorporation, any other matter put to a shareholder vote will be decided by the affirmative vote of a majority of the votes cast on the matter.

     All proxies in the enclosed form of proxy that are properly executed and returned to RSI prior to commencement of voting at the Annual Meeting will be voted at the Annual Meeting or any adjournments or postponements thereof in accordance with the instructions thereon. All executed but unmarked RSI proxies will be voted FOR approval of the Proposals set forth in this Proxy Statement. A proxy may be revoked by any shareholder who attends the Annual Meeting and gives notice of his or her intention to vote in person without compliance with any other formalities. In addition, any RSI shareholder may revoke a proxy at any time before it is voted by executing and delivering a subsequent proxy or by delivering a written notice to the Secretary of RSI, stating that the proxy is revoked. At the Annual Meeting, shareholders' votes cast, either in person or by proxy, will be tabulated by First Interstate Bank, the RSI transfer agent.

     The management of RSI does not know of any matters other than those set forth herein which may come before the Annual Meeting.
If any other matters are properly presented to the Annual Meeting for action, it is intended that the persons named in the applicable form of proxy will vote the shares represented by proxies on such matters as determined by a majority of the Board of Directors.

     The expense of printing this Proxy Statement and the proxies solicited hereby and any filing fees incurred in connection with the Proxy Statement and certain other filings will be borne entirely by RSI. In addition to the use of the mails, proxies may be solicited by officers and directors and regular employees of RSI, without additional remuneration, by personal interviews, telephone, telegraph or otherwise.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR
APPROVAL OF THE PROPOSALS SET FORTH IN THIS PROXY STATEMENT.

         VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
     The following table sets forth information as of May 15, 1995, with respect to persons known by RSI to be the beneficial owners of more than 5% of outstanding Common Stock. Unless otherwise indicated, each such person has sole voting and dispositive power over the shares indicated.


                                          No.of Shares
                                          Beneficially
Name and Address                            Owned (1)   Percent
Axess Corporation
 3801 Kennett Pike
 Greenville, Delaware 19807               10,076,257    76.6%
Dr. Joseph M. Starita
 16 Deerfield Court
 Basking Ridge, New Jersey 07920          1,573,971 (2) 12.0%
__________
(1) In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended ("1934 Act"), a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Common Stock (1) over which he or she has or shares voting or investment power, or (2) of which he or she has the right to acquire beneficial ownership at any time within 60 days from May 15, 1995. "Voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares.
(2) Includes beneficial ownership of 13,500 shares held by close family members.

SECURITY OWNERSHIP IN AXESS OF CERTAIN BENEFICIAL OWNERS
          The following table sets forth information as of May 15, 1995, with respect to shares of Axess common stock beneficially owned by directors and executive officers of RSI:

                                 No. of Shares
Name and Title                   Beneficially Owned (1) Percent

Robert E. Davis, Chief Executive
Officer and                       469,565               21.6%
 Chairman of the BoarD
Alexander F. Giacco, Director     469,565 (2)           21.6%
Richard J. Giacco, Director       46,957                2.6%
R. Michael Hendricks, Director    187,826 (3)           8.6%
____________
(1)    See footnote (1) in "Security Ownership of Certain
  Beneficial Owners."
(2) 446,087 shares (20.3%) are held by a revocable trust for which Mr. Giacco is the settlor, a beneficiary and a trustee. 23,478 shares (1.3%) are held by a company in which Mr. Giacco has sole voting power.
(3) Held by a revocable trust for which Mr. Hendricks is the settlor, a beneficiary and a trustee.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth information as of May 15, 1995, with respect to shares of Common Stock beneficially owned by each director, director nominee and Named Executive Officer (see
"EXECUTIVE COMPENSATION") of RSI and by all directors and executive officers as a group.

                                     No. of Shares
Name and Title                       Beneficially Owned Percent
                                     (1)

Robert E. Davis, Chief Executive
Officer, Chairman of the Board       5,000              *
Joseph M. Starita, (2)               1,573,971          12.0%
David C. Beehler, Director           200                *
Alexander F. Giacco, Director        35,000 (3)         *
Richard J. Giacco, Director          3,000 (4)          *
R. Michael Hendricks, Director       3,000              *
Robert K. Prud'homme, Director       --                 --
Matthew Bilt, Vice President,Human   3,650 (5)          *
Resources
Alan R. Eschbach, Executive Vice     7,190 (5)          *
President
Ronald F. Garritano, Vice                               *
President,                           7,035 (5)
 Technology
J. Glenward Holland, Senior Vice     --                 --
President

All directors and executive
officers as a group (11 persons)     1,638,046          12.4%
_____________________
SECURITY OWNERSHIP OF MANAGEMENT (CONTINUED)
* Denotes less than 1% of the outstanding shares of Common Stock.
(1) In accordance with Rule 13d-3 under the 1934 Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Common Stock (1) over which he or she has or shares voting or investment power, or (2) of which he or she has the right to acquire beneficial ownership at any time within 60 days from May 15, 1995. "Voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares. All persons shown in the table above have sole voting and investment power, except as otherwise indicated. This table includes shares of Common Stock subject to outstanding options granted pursuant to the Company's Non-Qualified Stock Option Plan. As of May 15, 1995, directors and executive officers as a group hold options to purchase 8,250 shares.
(2) Dr. Starita resigned as Chairman of the Board on March 16, 1995, and no longer holds any positions with the Company.
(3) Includes beneficial ownership of 10,000 shares held as custodian for grandchildren.
(4) Includes beneficial ownership of 1,000 shares held in an investment partnership for the benefit of his children and managed by Mr. Giacco.
(5) See "Executive Compensation - Option Exercises and Year-End Value" for shares subject to options included in the table.

COMPLIANCE WITH SECTION 16(A) OF THE 1934 ACT

    Section 16(a) of the 1934 Act requires the Company's officers and directors to file reports of their ownership of Common Stock and changes in such ownership with the Securities and Exchange Commission. The Company believes that during 1994 all such filings were made except that two Form 4 Statements of Changes in Beneficial Ownership filed by J. Glenward Holland in March and December 1994 were late by four days and 100 days, respectively; and Matthew Bilt, who filed an Initial Form 3 in May 1995 late by 380 days.

                      ELECTION OF DIRECTORS
                          (PROPOSAL 1)

     The Bylaws of RSI provide that the number of directors shall not be fewer than three nor more than 15. The Board of Directors by resolution has established the number of directors to be seven. Under the Company's Certificate of Incorporation, the directors shall all be of one class.

     Unless otherwise specified on the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election as directors of the persons named in the table below as nominees. If any such director should become unavailable for any reason, which the Board of Directors has no reason to anticipate, the proxy holders will vote for the election of such other person or persons as the Board of Directors may recommend.

INFORMATION AS TO NOMINEES

     The following table sets forth the names of the Board of Directors' nominees for election as directors. Also set forth is certain biographical information with respect to each nominee, including age, principal occupation or employment during the past five years, positions held with RSI, the periods during which he has served as a director and any other directorships held.

                      Principal Occupation or Employment
                      During the Past Five Years and Office   Director
Name             Age   (if any) Held in the Company             Since

Robert E. Davis  63   Chairman of the Board since April 27,   1992
                       1995, President and Chief Executive
                       Officer since September 20, 1993.
                       Managing Director, Axess
                       Corporation since its inception in
                       1991; prior thereto served as
                       president and chief operating
                       officer (1983-1991) of Sequa
                       Corporation, a diversified,
                       multinational, manufacturing
                       company formerly known as Sun
                       Chemical Corporation; and a
                       Director of USF&G Corp. a surety
                       company, and a Director of H&R
                       Block Corp., a personal services
                       company.

David C.         55   Vice President, Axess Packaging ,      1993
Beehler                Inc. since 1991; prior thereto
                       Business Director, HERCULES
                       Incorporated, Packaging Films Group
                       (1990-1991) and Director of Sales
                       (1987-1990).

Leonard Bogner   54   President, Bogner Business             1995
                       Consultants, Inc. since its
                       formation in November 1994; prior
                       thereto, Senior Chemicals Research
                       Department Analyst, Prudential
                       Securities Broker-age Firm, from
                       May 1986 to October 1994.

Alexander F.     75   Managing Director, Axess Corporation   1993
Giacco                 since its inception in 1991; prior
                       thereto Chairman of the Board of
                       Directors of HIMONT Incorporated, a
                       plastics manufacturing company,
                       since its formation (1983-1991),
                       and served as CEO (1987-1990); and
                       a Director of Marvin & Palmer
                       Associates, Inc., a portfolio
                       management firm.   Mr. Giacco is
                       the father of Richard J. Giacco.

Richard J.       42   Vice President and General Counsel,    1992
Giacco                 Axess Corporation since its
                       inception in 1991; prior thereto
                       served as associate general counsel
                       for Safeguard Scientifics, Inc., a
                       computer software and electronics
                       company since 1985.  Mr. Giacco is
                       the son of Alexander F. Giacco.

R. Michael       57   President, Axess Corporation since     1992
Hendricks              its inception in 1991; prior
                       thereto served as president and
                       chief operating officer of HIMONT
                       Incorporated, a plastics
                       manufacturing company, since 1983.

Robert K.        47   Professor of Chemical Engineering at   1981
Prud'homme             Princeton University since 1978;
                       Consultant to FMC, Inc.,  Dow
                       Chemical Company and DuPont, Inc.

EXECUTIVE COMPENSATION

     The following table sets forth a summary of all compensation paid or accrued by the Company for services rendered during the 12-month periods ended December 31, 1992, 1993, and 1994, to the Company's chief executive officer and the four most highly compensated executives of the Company whose aggregate salary exceeded $100,000 for the 12-month period ended December 31, 1994 (the "Named Executive Officers"):

SUMMARY COMPENSATION TABLE

                             Annual Compensation
                                              All other
                                    Salary    Compensation
  Name and Principal         Year      ($)          ($)
  Position                                    (1)

 Robert E. Davis, President  1994   150,000   0
   and Chief Executive       1993   0         0
  Officer (2)

 Joseph M. Starita (3)       1994   271,966
                             1993   280,381
                             1992   267,442
 J. Glenward Holland,        1994   155,018   1,386
  Senior Vice                1993   195,439   1,618
    President (4)            1992   49,660

 Alan R. Eschbach            1994   140,627   2,728
   Executive Vice            1993   120,242   2,648
  President, Chief           1992   137,854   3,025
   Operating Officer (5)
 Ronald F. Garritano         1994   137,314   2,731
   Vice President,           1993   128,994   2,696
  Technology                 1992   138,180   3,112

 Matthew Bilt                1994   102,537   1,830
   Vice President, Human
   Resources (6)
_______________________
(1) Company contributions under the Savings and Investment
Retirement Plan.

(2) Mr. Davis became president and CEO of the Company on September 20, 1993. He was compensated by Axess Corporation through December 31, 1993. Effective January 1, 1994, RSI and Axess verbally agreed that RSI will pay to Axess a management fee, equal to $150,000 per year, for said services. Payment of the fee for 1994 was deferred into 1995. See "Certain Relationships and Related Transactions."

(3) Dr. Starita resigned as Chairman of the Board March 16, 1995, and compensation by the Company will terminate on July 1, 1995.

(4) Mr. Holland was hired by the Company as of July 1, 1992 and was Chief Operating Officer from July 1, 1992 until November 10,
1994.  Mr. Holland's employment with the Company ended on December
31, 1994.

(5) Mr. Eschbach became Chief Operating Officer effective November
10, 1994.

(6)  Mr. Bilt became an officer of the Company on May 3, 1994.

OPTION GRANTS

     RSI currently has a Non-Qualified Stock Option Plan (the
"Option Plan").   The Option Plan was adopted by the Board of
Directors in September 1986 and approved by the shareholders in October 1986. No stock options were granted during the 12-month period ended December 31, 1994.

OPTION EXERCISES AND YEAR-END VALUE

     To date, no options under the Option Plan have been exercised. The following table sets forth the number of shares underlying unexercised options held by the Named Executive Officers, none of which were in the money options, as of December 31, 1994:

                       Number of Unexercised
                       Options at
    Name               December 31, 1994
                       Exercisable/ Unexercisable

    Matthew Bilt         1,650     0

    Alan R. Eschbach     4,950     0

   Ronald F. Garritano   3,300     0
    ___________________


BOARD COMMITTEES

     The Board of Directors has a Stock Option and Compensation Committee (the "Compensation Committee"), which is responsible for administering the Option Plan. The members of the Compensation Committee are Messrs. Bogner, Hendricks, and R. Giacco. During the 12-month period ended December 31, 1994, the Compensation Committee held one meeting.

     The Board of Directors has an Audit Committee which reviews the scope and procedures of the audit activities of the independent auditors and their reports on their audits. It also reviews reports from RSI's financial management and independent auditors on compliance with corporate policies and the adequacy of RSI's internal accounting controls. The members of the Audit Committee in 1994 were Messrs. Giacco, Hendricks, John A. Ridley, and
Dr. Prud'homme. Mr. Bogner replaced Mr. Ridley in 1995. It held one meeting during the 12-month period ended December 31, 1994.

     The Board of Directors formed a Special Committee in January
1994 in connection with the acquisition of the PL Thermal Sciences Business. Dr. Prud'homme and Mr. Ridley were the members of the Special Committee.

ATTENDANCE AT MEETINGS

     During the 12-month period ended December 31, 1994, the Board of Directors held eight meetings, five of which were special telephonic meetings. All directors attended at least 75% of the total of such meetings.

COMPENSATION OF DIRECTORS

     Non-employee directors of the Company are paid an annual retainer fee of $3,000, plus $1,000 per Board meeting attended in person and reimbursement of their travel expenses. No fees are paid for committee meetings or special telephone meetings.
However, at the Board of Directors Meeting on April 27, 1995, the Board unanimously agreed that Mr. Ridley and Dr. Prud'homme, the Special Committee formed in connection with the PL Thermal Sciences Business acquisition, be compensated $7,000 and $6,500, respectively, for their time. Certain non-employee directors also provided professional services to the Company from time to time during the year. See "Certain Relationships and Related Transactions."

EMPLOYMENT AGREEMENTS

     The Company entered into written employment agreements with Dr. Starita and Messrs. Eschbach, and Garritano as of May 26, 1992. Under these agreements, base annual salary is $250,250 for Dr. Starita, $132,000 for Mr. Eschbach and $119,840 for Mr. Garritano, all subject to discretionary increase by the Board of Directors. Dr. Starita's agreement will expire on June 30, 1995. Messrs. Eschbach's, and Garritano's agreements which had original expiration dates of June 30, 1994 were continued for one year, and can be continued from year to year thereafter.

     Mr. M. Starita, father of Dr. Joseph M. Starita, past Chairman of the Board, was party to a contract entered into in 1982, which entitled him to be paid $15,000 per year for a period of 10 years following his retirement. During fiscal year ended June 30, 1985, Mr. M. Starita received an advance payment of $45,115 with respect to such post-retirement payments. The amount so advanced will be deducted from the post-retirement payments to be made to him. Mr.
M. Starita's post-retirement payments commenced during 1994.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Decisions on compensation of RSI's executives generally are made by the three-member Compensation Committee. Each member of the Compensation Committee is a non-employee director. All decisions by the Compensation Committee relating to the compensation of RSI's executive officers are reviewed by the full
Board of Directors.

     Executive Compensation Policies. The Compensation Committee's executive compensation policies are designed to provide competitive levels of compensation that integrate compensation with the Company's annual and long-term performance goals, reward above-average corporate performance, recognize individual initiative and achievements, and assist RSI in attracting and retaining qualified executives. Target levels of the executive officers' overall compensation are intended to be consistent with others in the Company's industry, but are increasingly being steered toward programs contingent upon the Company's performance. Compensation paid to RSI's Named Executive Officers in 1994 consisted only of base salary.

     The Named Executive Officers, other than Mr. Davis and Mr. Bilt, are employed pursuant to written employment agreements which
establish their base annual salary.   The terms of the agreements
in the judgment of the Compensation Committee are standard and appropriate for these executives and accordingly were endorsed by the Compensation Committee and ratified by the remaining members of the Board.

     Compensation increases for all the executive officers will be based upon the achievement of specific operating objectives assignable to the executive officers as a group and/or individually. These objectives will include, but are not limited to, the successful accomplishment of milestones in RSI's long-term strategic plan and the achievement of each year's operating budget.

     Each employment agreement also provides that each executive officer may be entitled to receive incentive compensation based on the performance of such officer. In this regard, on January 27, 1994, the Compensation Committee approved an incentive pay system (the "Incentive System"). The Incentive System has been designed to motivate job performance and increase organizational productivity. Under the Incentive System, the Company will establish and fund an incentive pool based on achievement by the Company of performance objectives relating to profit, cash flow, revenue and cost reduction. Participation in this program will be limited to select key positions to be designated by the Compensation Committee. Participants must be in the program for an entire calendar year before being eligible for a bonus, subject to exceptions made for newly hired employees. The incentive pool will be distributed to designated participants proportionately based on the relationship that an individual's base pay has to the aggregate base pay of all participants.

     The 1994 incentive pool was established on a restrictive level based upon profitability forecasts. Although performance objectives relating to cost reductions were substantially on target, the remaining criteria, consisting of profitability, cash flow and revenue goals, were not met. The Company did not fund the pool in 1994 and no incentive bonuses were distributed.

     The Compensation Committee also endorses the position that stock ownership by management and stock-based performance compensation arrangements are beneficial in aligning management's and shareholders' interests in the enhancement of shareholder value. Thus, the Compensation Committee may increasingly utilize these elements in compensation packages for its executive officers.

     Named Executive Officers, other than Dr. Starita and Mr. Davis, may be granted options to purchase Common Stock under the Option Plan and are eligible to participate on the same terms as non-executive employees in the Company's Savings and Investment Retirement Plan (the "Savings Plan"), a broad-based plan which accords benefits based on pre-established formulas and eligibility criteria, as well as Company group life and health insurance plans. All decisions with respect to option grants under the Option Plan are made solely by the Compensation Committee. No current member of the Compensation Committee is eligible to participate in the Option Plan.

     President and CEO Compensation. As chief executive officer of RSI, Mr. Davis did not receive any additional compensation from the
Company or Axess for services rendered to the Company.   The
Company agreed to pay Axess a management fee of $150,000 per year for services to be rendered by Mr. Davis. Mr. Davis has devoted substantially all of his time on behalf of Axess to RSI. Mr. Davis is compensated well in excess of $150,000 by Axess.

                              Respectfully submitted,

                              Stock Option and Compensation
Committee

                              Leonard Bogner
                              R. Michael Hendricks
                              Richard J. Giacco

STOCK PERFORMANCE CHART

     The following table sets forth comparative information regarding RSI's cumulative shareholder return on Common Stock over the last five fiscal years ended December 31, 1994. Total shareholder return is measured by dividing total dividends (assuming dividend reinvestment) plus share price change for a period by the share price at the beginning of the measurement period. RSI's cumulative shareholder return based on an investment of $100 at the beginning of the five-year period beginning January 1, 1990 is compared to the cumulative total return of the Nasdaq Market Index and an index comprised of public companies whose securities have been trading publicly since January 1, 1990 and which report under the standard industrial classification code 3826 (19 companies excluding RSI) (the "Peer Group Index").

                 COMPARISON OF CUMULATIVE TOTAL
                        RETURN AMONG RSI,
            NASDAQ MARKET INDEX AND PEER GROUP INDEX
           FOR THE FIVE YEARS ENDED DECEMBER 31, 1994





                          December 31,

                          1990    1991    1992    1993    1994

    RSI             100   38.89   61.11   44.44   30.56   27.78


    Peer Group      100   105.93 133.60  141.06  146.95  131.93


    Nasdaq Market   100   81.12  104.14  105.16  126.14  132.44


Source:  Media General Financial Services

         CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     John Ridley, a former director of the Company, is a partner at the law firm of Crummy, Del Deo, Dolan, Griffinger & Vecchione, a professional corporation. The Company has retained such law firm in connection with certain matters during the 12-month period ended December 31, 1994.

     In 1994 the Company acquired the Thermal Sciences Division of Polymer Laboratories Ltd. (the "PL Thermal Sciences Business") through a series of transactions involving Axess. Axess acquired the PL Thermal Sciences Business on March 3, 1994 pursuant to the Agreement For Purchase of A Business and Shares (the "PL Purchase Agreement") for an aggregate payment equal to $6,919,000. Axess formed two wholly-owned subsidiary companies, Axess Thermal Sciences Limited, a U.K. company ("ATS UK") and Axess Thermal Sciences, Inc., a Delaware corporation ("ATS US"), through which the PL Thermal Sciences Business was purchased. Axess's purchase of the PL Thermal Sciences Business was executed in contemplation of contributing such business to the Company upon the approval of
the contribution by the Company's shareholders.   On November 10,
1994, at the Annual Meeting of Shareholders, the shareholders approved the issuance by RSI of 4,226,348 shares of Common Stock to Axess in exchange for the contribution by Axess of all the outstanding capital stock of two wholly-owned subsidiaries of Axess, ATS US and ATS UK. Shareholders also approved the issuance of 1,023,652 shares of Common Stock to Axess in connection with the exercise by Axess of the Convertible Note in the principal amount of $1,339,000. These transactions represented the transfer by Axess to RSI of all of the PL Thermal Sciences Business previously acquired by Axess. These transactions were fully described in the
Company's Proxy Statement dated October 26, 1994.   For additional
descriptions of the transactions, see also Notes 2 and 5 of Notes to the Consolidated Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources in the 1994 Annual Report to Shareholders incorporated herein by reference.

     In 1994, Axess made a number of short-term loans to the Company, all of which were loans for working capital as follows:
On March 7, 1994, Axess and the Company's UK subsidiary, executed a subordinated term note of $150,000 due January 1, 1996, bearing interest at a rate equal to the British Prime Rate plus 1.5% (8.25% at December 31, 1994). On March 25, 1994, Axess and the Company's UK subsidiary executed a subordinated term note of $225,000 due January 1, 1996, bearing interest at a rate equal to the British Prime Rate plus 1.5% (8.25% at December 31, 1994).

     On April 20, 1994, in connection with RSI's acquisition of the PL Thermal Sciences Business from Axess described above, the Company acquired from Axess the accounts receivable and inventories of the United States operations of the PL Thermal Sciences Business. In exchange for the assets acquired, Axess and the Company executed a $1,339,000 convertible subordinated revolving credit promissory note due November 1995, bearing interest at 12% per annum.

     The Company also entered into short-term loan arrangements with Axess for working capital during 1994 on April 24, 1994, September 23, 1994, October 7 and 21, 1994, and November 11, 1994 in the amounts of $500,000, $160,000, $300,000, $400,000, and
$300,000, respectively. These short-term loans bear interest at 12% per annum and were due November 1, 1995. However, pursuant to a subsequent loan agreement (see below), said maturity dates were extended to April 30, 1996.

     On April 17, 1995, Axess provided $2,400,000 in additional working capital to the Company in the form of subordinated debt. The subordinated debt will mature on April 30, 1996 and will bear interest at 12% annually, payable monthly. In addition, Axess agreed that it would extend the maturities on all other debt obligations ($3,715,000 at December 31, 1994) of the Company to Axess until April 30, 1996. On April 13, 1995, Axess also agreed to defer interest payments on all debt obligations through September 30, 1995, at which time the Company shall pay in full all outstanding deferred interest. The Company agreed to pay interest on the deferred interest.

     On June 14, 1994, the Company, ATS UK and Professor Raymond E. Wetton (former Chairman of Polymer Labs) agreed to terminate the Service Agreement which was entered into on March 2, 1994 for an initial 36-month term between ATS UK, Professor Raymond E. Wetton, and RSI, Inc. whereas Professor Wetton had agreed to act as Managing Director of the European operations for a salary of approximately $172,500. The termination agreement provided for Professor Wetton's resignation of directorships and payment in lieu of notice in the amount of $56,400. Contemporaneously, Rheometric Scientific Limited and Professor Wetton entered into a consulting agreement under which Professor Wetton will provide consultancy services to Rheometric Scientific Limited commencing July 1, 1994 through December 31, 1995. Under the terms of the Consultancy Agreement, Rheometric Scientific paid Professor Wetton $73,900 through December 31, 1994. Under the terms of the agreement, Professor Wetton will receive $108,000 commencing January 1, 1995, and through the end of the agreement, December 31, 1995. Additionally, during 1994 the Company granted Professor Wetton an option to purchase 300,000 shares of Common Stock, at an option price of $1.03 per share (fair value at date of grant). The option was to expire in seven years, was subject to vesting and the shares were exercisable ratably over three years. On June 14, 1994, the option was modified to reduce to 100,000 the number of shares relating to the option.

          Mr. Robert E. Davis became president and CEO of the Company on September 20, 1993. He was compensated by Axess Corporation through December 31, 1993. Effective January 1, 1994, the Company and Axess verbally agreed that the company will pay to Axess a management fee, equal to $150,000 per year included in accrued liabilities at December 31, 1994, for said services. Payment of the fee for 1994 has been deferred into 1995.

        RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
                          (PROPOSAL 2)

     The Board of Directors of RSI has appointed Coopers & Lybrand L.L.P. as independent auditors to audit the books and accounts of RSI for the year ending December 31, 1995, and recommends that the appointment of such auditors be ratified by the shareholders. Coopers & Lybrand L.L.P. completed the audit of the books and accounts of RSI for the fiscal year ended December 31, 1994, and has been RSI's independent auditor since September 13, 1993. The Board of Directors believes that the selection of an independent auditor to audit the books and accounts of RSI prepared by management is an appropriate matter for shareholder consideration. If the shareholders do not ratify the selection of Coopers & Lybrand L.L.P. , the Board of Directors will consider the selection of another firm of independent certified public accountants to audit the books and accounts for RSI for the year ending December 31, 1995. Representatives of Coopers & Lybrand L.L.P. are expected to be present at the meeting and will have the opportunity to make a statement (if they so desire) and to be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 2.

SHAREHOLDER PROPOSALS

     Any proposals by shareholders of RSI to be considered for inclusion in RSI's Proxy Statement relating to RSI's 1996 Annual
Meeting of Shareholders must be in writing and received by RSI, at its principal office, no later than December 29, 1995.

GENERAL

     The Board of Directors knows of no other matters to be presented for consideration at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, it is intended that the persons named in the accompanying form of proxy will vote on such other matters in accordance with their judgment of the best interests of RSI.


     RSI HAS PROVIDED TO SHAREHOLDERS OF RECORD AT THE CLOSE OF BUSINESS ON MAY 15, 1995, WITHOUT CHARGE, RSI'S ANNUAL REPORT FOR THE FISCAL YEAR ENDED DECEMBER 31, 1994. ADDITIONAL COPIES WILL BE PROVIDED, WITHOUT CHARGE, UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.


                              By Order of the Board of Directors


                              RICHARD J. GIACCO
                              Secretary
June 1, 1995